Esterline Corporation 500 108th Avenue NE Suite 1500 Bellevue, WA 98004	Tel: 425-453-9400 Fax: 425-453-2916 www.esterline.com NYSE symbol: ESL	News

FOR IMMEDIATE RELEASE

Contact:   Brian Keogh  425-453-9400

ESTERLINE REPORTS 2Q EARNINGS OF $19.8 MILLION;
$.76 PER SHARE, ON $312.3 MILLION SALES

Revenues up 26%; Earnings up 12% Compared with Last Year

BELLEVUE, Wash., May 31, 2007 — Esterline Corporation (NYSE/ESL www.esterline.com), a leading specialty manufacturer serving aerospace/defense markets, today reported fiscal 2007 second quarter (ended April 27) net earnings of $19.8 million, or $.76 per diluted share, on $312.3 million sales. Year-ago net earnings were $17.7 million, or $.68 per diluted share, on sales of $247.9 million.

Robert W. Cremin, Esterline CEO said, “…we really like the way fiscal 2007 is shaping up.  The 12% earnings improvement in the quarter was particularly gratifying given a more than 50% year-over-year increase in interest expense associated with the financing of the recent CMC acquisition, and the initial impact of acquisition accounting that requires revaluing acquired inventories as of the acquisition date.”

Regarding the acquisition, Cremin said Esterline’s fiscal third quarter will be burdened with the majority of the acquisition accounting costs. However, he said “…the more exposure we have to CMC the more we like it, and more importantly, the combined strength of Esterline’s and CMC’s fourth quarter will absorb the short-term dilution of the CMC acquisition.” Underscoring this performance, the company increased its full-year earnings guidance to a range of $2.50 - $2.60 per share.

Backlog at quarter end totaled $954 million. Cremin said, “…backlog strength is one of the markers we use to judge forward momentum.” He noted that CMC contributed $252 million to backlog in the quarter, and pointed out that “…even without the CMC contribution, Esterline’s backlog grew 7% in the past three months and 11% compared to last year.” He noted that the company’s backlog reflects only fully funded orders with firm release dates.

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Page 2 of 4 — Esterline Reports 2Q07 Earnings

Consolidated gross margin in the quarter was 31.7% compared with 32.6% a year ago. The purchase accounting costs associated with CMC were the primary cause of the change. Selling, general and administrative expenses (SG&A) totaled $50.4 million in the second quarter of 2007, compared with $41.0 million a year ago, again principally due to incremental SG&A expenses from acquisitions. As a percent of sales, SG&A continued to decline, dropping to 16.1% in the second quarter of 2007 compared with 16.5% in the prior-year period.

Research, development and engineering expense during the quarter was $19.1 million, or 6.1% of sales, reflecting CMC’s cockpit integration activity on the T-6 military trainer program, and a spike in activity levels on both the 787 and the A400M as Boeing and Airbus push toward critical program dates. R&D spending is expected to decline during the second half of fiscal 2007.

Interest expense for the second fiscal quarter of 2007 was $8.7 million compared with $5.8 million a year ago, reflecting increased borrowings to finance acquisitions and working capital requirements.

Year-to-date net earnings were $32.6 million, or $1.25 per diluted share, on sales of $569.5 million. For the first six months of fiscal 2006, comparable earnings were $26.0  million, or $1.01 per diluted share, on sales of $453.6 million.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline's actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline's public filings with the Securities and Exchange Commission.

EDITOR: See attached Consolidated Statement of Operations and Consolidated Balance Sheet

Page 3 of 4 — Esterline Reports 2Q07 Earnings

ESTERLINE TECHNOLOGIES CORPORATION
Consolidated Statement of Operations
In thousands, except per share amounts

	Three months ended		Six months ended
	April 27	April 28,	April 27,	April 28,
	2007	2006	2007	2006
Segment Sales
Avionics & Controls	$108,314	$71,864	$183,819	$134,306
Sensors & Systems	98,123	83,177	184,314	156,647
Advanced Materials	105,843	92,898	201,391	162,651

Net Sales	312,280	247,939	569,524	453,604

Cost of Sales	213,418	167,200	396,093	310,006
	98,862	80,739	173,431	143,598
Expenses
Selling, general and administrative	50,401	40,973	92,776	76,863
Research, development and engineering	19,082	12,939	32,633	23,272
Total Expenses	69,483	53,912	125,409	100,135

Other
Other (income) expense	27	(263)	17	(462)
Insurance recovery	(2,810)	--	(4,457)	--
Total Other	(2,783)	(263)	(4,440)	(462)

Operating Earnings	32,162	27,090	52,462	43,925

Interest income	(785)	(998)	(1,289)	(1,857)
Interest expense	8,728	5,790	14,252	10,295
Loss on extinguishment of debt	--	--	--	2,156
Other Expense, Net	7,943	4,792	12,963	10,594

Income Before Income Taxes	24,219	22,298	39,499	33,331
Income Tax Expense	4,494	4,307	6,879	6,863
Income Before Minority Interest	19,725	17,991	32,620	26,468
Minority Interest	35	(332)	(59)	(445)

Net Earnings	$19,760	$17,659	$32,561	$26,023

Earnings Per Share:
Basic	$.77	$.70	$1.27	$1.03
Diluted	$.76	$.68	$1.25	$1.01

Weighted Average Number of Shares Outstanding—Basic	25,590	25,385	25,560	25,361

Weighted Average Number of Shares Outstanding—Diluted	25,997	25,817	25,964	25,780

Page 4 of 4 — Esterline Reports 2Q07 Earnings

Consolidated Balance Sheet
In thousands	April 27,	April 28,
	2007	2006
Assets
Current Assets
Cash and cash equivalents	$60,662	$46,256
Cash in escrow	1,275	4,315
Accounts receivable, net	238,878	171,236
Inventories	241,670	168,679
Income tax refundable	14,391	--
Deferred income tax benefits	31,183	26,672
Prepaid expenses	13,366	10,469
Total Current Assets	601,425	427,627

Property, Plant and Equipment, Net	213,840	166,679

Other Non-Current Assets
Goodwill	583,054	360,784
Intangibles, net	374,315	245,845
Debt issuance costs, net	10,418	5,824
Deferred income tax benefits	13,465	17,773
Other assets	29,114	25,555
	$1,825,631	$1,250,087

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$79,824	$59,975
Accrued liabilities	168,311	108,790
Credit facilities	49,573	18,413
Current maturities of long-term debt	8,760	3,077
Federal and foreign income taxes	8,220	5,751
Total Current Liabilities	314,688	196,006

Long-Term Liabilities
Long-term debt, net of current maturities	559,061	279,756
Deferred income taxes	115,708	74,806
Other liabilities	43,956	34,527

Commitments and Contingencies	--	--
Minority Interest	3,283	3,158

Shareholders' Equity	788,935	661,834
	$1,825,631	$1,250,087